EXHIBIT 10.1

Apogee Enterprises, Inc.

4400 West 78th Street, Suite 520

Minneapolis, Minnesota 55435

February 8, 2019

Re: Confidentiality Agreement

Ladies and Gentlemen:

This Confidentiality Agreement (this “Agreement”), dated as of February 8, 2019, is made by and among Apogee Enterprises, Inc., a Minnesota corporation (the “Company”), and Engaged Capital LLC, Engaged Capital Flagship Master Fund, LP, Engaged Capital Co-Invest VIII, LP, Engaged Capital Flagship Fund, LP, Engaged Capital Flagship Fund, Ltd., Engaged Capital Holdings, LLC and Glenn W. Welling (collectively, “Engaged Capital,” “you” or “your”).

1.    Upon the terms of, and subject to the conditions in, this Agreement, you and your Representatives (as defined below), may receive certain information about the Company that is confidential and proprietary, the disclosure of which could harm the Company and its Affiliates (as defined below).

2.    As a condition to you or any of your Representatives being furnished such information, you agree to treat, and to instruct your Representatives to treat, any information, whether written or oral, concerning the Company or any of its Affiliates that is furnished to you or your Representatives (such information herein collectively referred to as the “Confidential Information”) in accordance with the provisions of this Agreement, and to take or abstain from taking, and to instruct your Representatives to take or abstain from taking, certain other actions as set forth herein. The term “Confidential Information” includes, without limitation, all notes, analyses, data or other documents furnished to you or your Representatives or prepared by you or your Representatives to the extent such materials reflect or are based upon, in whole or in part, the Confidential Information. The term “Confidential Information” does not include information that (a) was within your or any of your Representatives’ possession on a non-confidential basis (or any confidentiality restrictions have lapsed) prior to it being furnished to you by the Company or its Representatives; (b) is or becomes available to you or your Representatives from a source other than the Company or its Representatives, provided that such source is not known by you or your Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation to, the Company or any of its Affiliates that prohibits such disclosure; (c) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this Agreement; or (d) has been or is independently developed by you or your Representatives without the use of the Confidential Information or in violation of the terms of this Agreement. For the avoidance of doubt, the term “Confidential Information” does not include the existence and the terms and conditions of this Agreement.

3.    You hereby agree that you shall keep the Confidential Information confidential and shall use the Confidential Information solely for the purpose of monitoring and evaluating your investment in the Company; provided, however, that you may disclose the Confidential Information (a) to any of your Representatives who need to know such information for the purpose of monitoring and evaluating your investment in the Company, or (b) as the Company may otherwise consent in writing. Any such Representatives shall (i) be informed by you of the confidential nature of the Confidential Information, (ii) be subject to a contractual, legal or fiduciary obligation to keep the Confidential Information strictly confidential, and (iii) be advised of the terms of this Agreement. You agree to be responsible for any breaches of any of the provisions of this Agreement by any of your Representatives as if they were party hereto (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company may have against your Representatives with respect to such breach).

4.    Notwithstanding anything to the contrary provided in this Agreement, in the event you or any of your Representatives receive a request or are required by deposition, interrogatory, request for documents, subpoena, court order, similar judicial process, civil investigative demand or similar process or pursuant to a formal request from a regulatory examiner (any such requested or required disclosure, an “External Demand”) or are otherwise required pursuant to applicable law, regulation or the rules of any national securities exchange (as determined based on advice of your external legal counsel) to disclose all or any part of the Confidential Information, you agree, and you agree to instruct your Representatives, to the extent permitted by applicable law, to (a) promptly notify the Company of the existence, terms and circumstances surrounding such External Demand or other requirement and (b) in the case of any External Demand, cooperate with the Company, at the Company’s reasonable request and sole expense, in seeking a protective order or other appropriate remedy to the extent available under the circumstances. In the event that such protective order or other remedy is not obtained or not available or that the Company waives compliance with the provisions hereof, (i) you or your Representatives, as the case may be, may disclose only that portion of the Confidential Information which you or your Representatives are advised by your external legal counsel is legally required to be disclosed, and you or your Representatives shall inform the recipient of such Confidential Information of the existence of this Agreement and the confidential nature of such Confidential Information and exercise reasonable efforts to obtain assurance that confidential treatment will be accorded, and (ii) you and your Representatives shall not be liable for such disclosure, unless such disclosure was caused by or resulted from a previous disclosure by you or your Representatives in violation of this Agreement. For the avoidance of doubt, it is understood and agreed that there shall be no “applicable law,” “regulation” or “rule” requiring you or your Representatives to disclose any Confidential Information solely by virtue of the fact that, absent such disclosure, you or your Representatives would be prohibited from purchasing, selling or engaging in derivative or other voluntary transactions with respect to the securities of the Company or you or your Representatives would be unable to file any proxy materials or tender or exchange offer materials in compliance with Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the rules promulgated thereunder.

5.    Except as required by law, regulation, regulator or legal process, until the occurrence of a Cleansing Event (as defined below) neither Engaged Capital nor the Company shall directly or indirectly, including through their Representatives, make or issue, or cause to be made or issued, any public disclosure or announcement that comments upon the other, including the filing or furnishing of any document with the U.S. Securities and Exchange Commission (the “SEC”) or discussions with the press. For the avoidance of doubt, the Company acknowledges and agrees that you may file an amendment to your Schedule 13D in respect of the Company regarding the fact that this Agreement has been entered into and attaching a copy of this Agreement as an exhibit thereto (a “Schedule 13D Amendment”). Prior to filing a Schedule 13D Amendment, if any, you shall provide the Company and its Representatives with a reasonable opportunity to review and propose comments to the Schedule 13D Amendment and consider in good faith any comments of the Company and its Representatives. The Company will be responsible for the compliance of its Representatives with this Agreement. For the avoidance of doubt, Engaged Capital acknowledges and agrees that the Company may file a Form 8-K regarding the fact that this Agreement has been entered into and attaching a copy of this Agreement as an exhibit thereto (a “Form 8-K”). Prior to filing a Form 8-K, if any, the Company shall provide Engaged Capital and its Representatives with a reasonable opportunity to review and propose comments to the Form 8-K and consider in good faith any comments of Engaged Capital and its Representatives.

6.    Promptly upon request by the Company, you and your Representatives shall either (at your option) (a) destroy the Confidential Information and any copies thereof, or (b) return to the Company all Confidential Information and any copies thereof, and, in either case, confirm in writing to the Company that all such material has been destroyed or returned, as applicable, in compliance with this Agreement; provided, however, that you and your Representatives shall be permitted to retain Confidential Information to the extent necessary to comply with applicable law, professional standards or such person’s document retention policies of general application, or to the extent disclosed pursuant to an External Demand. Notwithstanding the destruction or return of Confidential Information, you and your Representatives shall continue to be bound by the obligations contained herein with respect to any Confidential Information retained by you or your Representatives for such period of time as you and such Representatives retain such Confidential Information until such Confidential Information is returned or destroyed or no longer constitutes Confidential Information pursuant to the terms hereof.

7.    Other than in connection with a Cleansing Event permitted by Paragraph 10, you agree that until 5:30 PM New York City time on the Termination Date (as defined below), neither you nor your Representatives may, directly or indirectly, without the prior approval of the Company’s board of directors (the “Board”) (a) make any public announcement with respect to the Company’s management, policies, strategies, equity securities (except for disclosures required under the Exchange Act, or disclosures in response to statements made by the Company identifying you and your Affiliates) or the Board, or take any action that would reasonably be expected to require the Company to make such a public announcement; (b) nominate, give notice of an intent to nominate or recommend for nomination a person for election at any meeting of the Company’s shareholders (a “Shareholder Meeting”) at which the Company’s directors are to be elected; (c) knowingly initiate, encourage or participate in any solicitation of proxies in respect of (i) any election contest or removal contest with respect to the Company’s directors or (ii) any shareholder proposal for consideration at, or other business brought before, any Shareholder Meeting; (d) knowingly initiate, encourage or participate in any “withhold” or similar campaign with respect to any Shareholder Meeting; (e) form, join or in any way knowingly participate in any group or agreement of any kind with respect to any voting securities of the Company in connection with any election or removal contest with respect to the Company’s directors or any shareholder proposal or other business brought before any Shareholder Meeting; (f) seek publicly, alone or in concert with others, to amend any provision of the Company’s charter or bylaws; (g) demand an inspection of the Company’s books and records pursuant to Section 302A.461 of the Minnesota Business Corporation Act; (h) make or seek to make an offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, or encourage, facilitate, initiate or support any third party in making or seeking to make such an offer or proposal; (i) violate any other such restrictions you agree to in writing (including email) prior to or subsequent to the signing of this Agreement or (j) enter into any negotiations, agreements or understandings with any third party with respect to the foregoing clauses (a) through (i) of this Paragraph 7, or knowingly advise, assist, encourage or seek to persuade any third party to take any action with respect to any of the foregoing clauses (a) through (j) of this Paragraph 7. Nothing in this Paragraph 7 shall be deemed to prohibit you or your Affiliates or Representatives from communicating privately with the Company’s directors, officers and Representatives so long as such private communications would not be reasonably determined to trigger public disclosure obligations for any party and would not circumvent any of your obligations under this Paragraph 7.

8.    The Company shall hold its 2019 annual meeting of shareholders (the “2019 Annual Meeting”) no earlier than 45 days after the Termination Date. The Company shall consider any notice from Engaged Capital pursuant to Section 1.09 of the Company’s Amended and Restated By-laws with respect to the 2019 Annual Meeting timely if such notice is received by the Company by 5:30 PM New York City time on the 15th day following the Termination Date. In addition to any other access rights granted to you by the Company in writing (including email) prior to or subsequent to the signing of this Agreement, prior to the Termination Date and subject to applicable laws, the Company shall provide Glenn W. Welling reasonable opportunities to meet with the Chief Executive Officer of the Company or the Chairman of the Board on a periodic basis, including reasonable access to certain advisors of the Company; provided, however, that the Company shall not be required to provide any such opportunities that would unreasonably interfere with the business or operations of the Company.

9.    This Agreement shall terminate at 5:30 PM New York City time on the date that is six months from the effective date of this Agreement, except that the Company may terminate this Agreement at any time by giving Engaged Capital written notice (including by email) (the effective date of termination, the “Termination Date”); provided, however, that you and your Representatives shall maintain in accordance with the confidentiality obligations set forth herein any Confidential Information constituting trade secrets for such longer time as such information constitutes a trade secret of the Company or any of its Affiliates under applicable law; and provided, further, (x) that any liability for breach of this Agreement prior to such termination and (y) the provisions of Paragraph 8 through Paragraph 11 and Paragraph 13 through Paragraph 15 shall survive such termination.

10.    Engaged Capital acknowledges that it is aware (and Engaged Capital shall also advise each of its Representatives that is provided with Confidential Information) of its obligations under applicable United States securities laws. No later than 8:30 AM New York City time on the second business day following the Termination Date, the Company shall publicly disclose any and all material nonpublic information delivered to Engaged Capital by means of a filing on Form 8-K or other periodic report required or permitted to be filed under applicable laws an appropriate summary description of any Confidential Information that the Company determines, based on advice of the Company’s outside counsel, constitutes material nonpublic information as of such date. In the event that the Company fails to comply with the foregoing obligation by 8:30 AM New York City time on the second business day following the Termination Date, then Engaged Capital shall thereafter be permitted to publicly disclose without liability a summary that reflects any Confidential Information that it in good faith believes constitutes material nonpublic information regarding the Company. The occurrence of any of the actions described in the preceding two sentences (each a “Cleansing Event”) shall constitute definitive proof that Engaged Capital is free from any trading restriction imposed by or associated with this Agreement and not in possession of material non-public information of the Company, and the Company and its Representatives shall not directly or indirectly, publicly (including in court) or privately (including via confidential communications with the SEC) take any contrary position. In addition, nothing contained in this Agreement shall restrict the ability of Engaged Capital from purchasing, selling or otherwise trading securities of the Company pursuant to any Rule 10b5-1 under the Exchange Act trading plan adopted prior to the execution of this Agreement.

11.    The parties acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement and that the non-breaching party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach (or threatened breach), without proof of damages, and the parties further agree to waive, and to instruct their Representatives to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedies shall not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity. If any action, suit or proceeding is initiated by a party to enforce the provisions hereof, the prevailing party in such action, suit or proceeding shall be entitled to reimbursement of all costs and expenses, including attorneys’ fees, incurred by such prevailing party in connection therewith.

12.    You agree that (a) none of the Company or its Representatives shall have any liability to you or any of your Representatives resulting from the selection, use or content of the Confidential Information by you or your Representatives and (b) none of the Company or its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of any Confidential Information. All Confidential Information shall remain the property of the Company and its Affiliates. Neither you nor any of your Representatives shall by virtue of any disclosure of and/or your or their use of any Confidential Information acquire any rights with respect thereto, all of which rights shall remain exclusively with the Company and its Affiliates. No failure or delay by any party or any of its Representatives in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, and no modification hereof shall be effective, unless in writing and signed by the parties hereto.

13.    All notices and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) one day after being sent by a nationally recognized overnight carrier to the addresses set forth below or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company:	with mandatory copies (which shall not constitute notice) to:

Apogee Enterprises, Inc. 4400 West 78th Street, Suite 520 Minneapolis, MN 55435 Attention: Patricia A. Beithon Email: pbeithon@apog.com	Sidley Austin LLP 787 Seventh Avenue, 23rd Floor New York, NY 10019 Attention: Kai H. Liekefett Scott R. Williams Email: kliekefett@sidley.com swilliams@sidley.com

If to Engaged Capital:	with mandatory copies (which shall not constitute notice) to:

Engaged Capital, LLC 610 Newport Center Drive, Suite 250 Newport Beach, CA 92660 Attention: Glenn W. Welling Email: glenn@engagedcapital.com	Olshan Frome Wolosky LLP 1325 Avenue of the Americas New York, NY 10019 Attention: Steve Wolosky Ryan P. Nebel Email: swolosky@olshanlaw.com rnebel@olshanlaw.com

14.    The illegality, invalidity or unenforceability of any provision hereof under the laws of any jurisdiction shall not affect its legality, validity or enforceability under the laws of any other jurisdiction, nor the legality, validity or enforceability of any other provision.

15.    This Agreement and all matters arising out of or relating to this Agreement or the validity thereof shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without giving effect to its principles or rules regarding conflicts of laws. The parties agree that the State and Federal courts in Hennepin County, Minnesota shall have exclusive jurisdiction for purposes of any action, suit or proceeding arising hereunder. Each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

16.    As used in this Agreement: (a) the terms “Affiliate” and “Associate” (and any plurals thereof) shall have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act, and (b) the term “Representatives” shall mean a person’s Affiliates and Associates and its and their respective directors, officers, employees, partners, members, managers, consultants, accountants, attorneys, legal or other advisors, agents and other representatives. Notwithstanding anything in this Agreement to the contrary, without the prior written consent of the Company, you shall not directly or indirectly share any Confidential Information with any of your Representatives other than (i) your officers, directors (including any members of your advisory board) and employees, (ii) Olshan Frome Wolosky LLP, and (iii) such other advisors that the Company and you agreed upon in writing (including email).

17.    This Agreement constitutes the only agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement may be amended only by an agreement in writing executed by the parties hereto.

18.    This Agreement may be executed in separate counterparts (including by fax, .jpeg, .gif, .bmp and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

19.    Each party to this Agreement acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties hereto shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

Very truly yours, APOGEE ENTERPRISES, INC.

By:	/s/ Patricia A. Beithon
	Name:	Patricia A. Beithon
	Title:	General Counsel and Secretary

ACCEPTED AND AGREED TO BY:

Engaged Capital Flagship Master Fund, LP By: Engaged Capital, LLC General Partner

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Founder and Chief Investment Officer

Engaged Capital Co-Invest VIII, LP By: Engaged Capital, LLC General Partner

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Founder and Chief Investment Officer

Engaged Capital Flagship Fund, LP By: Engaged Capital, LLC General Partner

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Founder and Chief Investment Officer

Engaged Capital Flagship Fund, Ltd.

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Director

Engaged Capital, LLC

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Founder and Chief Investment Officer

Engaged Capital Holdings, LLC

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Sole Member

/s/ Glenn W. Welling
Glenn W. Welling